UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 29, 2012

KVH Industries, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-28082
(State or Other Jurisdiction of Incorporation)	(Commission File Number)

05-0420589

(IRS Employer Identification No.)

50 Enterprise Center Middletown, RI	02842
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (401) 847-3327

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURES OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(e)	Compensatory Arrangements of Certain Officers

On March 29, 2012, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of KVH Industries, Inc. (the “Company”) approved two formulas for calculating the 2012 cash bonuses that will be payable in 2013 with respect to the Company’s “named executive officers” (as defined in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 29, 2011) (the “Named Executive Officers”), one formula for executives responsible for sales and one formula for all other executives.

The Compensation Committee also established a target bonus for each executive, ranging from 40% of annual base salary to (in the case of the President, Chief Executive Officer and Chairman of the Board) 75% of annual base salary, and these bonuses will be payable if revenue and earnings before interest, taxes, depreciation and amortization, and equity based compensation (inclusive of the executive bonus payout) (“Adjusted EBITDA”) growth falls within stated ranges, as determined by the Compensation Committee.

Sales Executives

The Compensation Committee approved a formula for the bonus of Mr. Brent Bruun, our Senior Vice President, Global Sales and Business Development and our only Named Executive Officer responsible for sales based 25% on corporate performance goals and 75% on individual revenue goal performance. The portion of the bonus plan based on achieving corporate performance goals for Mr. Bruun uses a sliding scale to determine bonus amounts based on the degree of achievement of the Company’s goal for growth in 2012 of Adjusted EBITDA. The portion of the bonus based on his individual performance goals uses a sliding scale to determine bonus amounts based on the degree of achievement of his individual budgeted revenue target.

The bonus payment for the corporate performance will be 100% for Mr. Bruun if the Company achieves the budgeted target for Adjusted EBITDA. The threshold for payment of the portion of the bonus for corporate performance for Mr. Bruun is the Company’s achievement of 85% of the Adjusted EBITDA budget and at this level of achievement, 50% of the target bonus for corporate performance will be earned. If the Company does not meet this threshold, the payment for the corporate performance portion of the bonus will be 0%. The maximum bonus payment for corporate performance will be awarded if the Company exceeds the Adjusted EBITDA budget by 25%, in which case the payment will be 200% of the target bonus for corporate performance.

The bonus payment for Mr. Bruun’s individual performance will be 100% if he achieves budgeted revenue targets. The threshold for payment is achievement of 85% of his individual budgeted revenue target, in which case, 60% of the target bonus for individual performance will be earned. The maximum bonus payment for his individual performance will be awarded if he exceeds the individual budgeted revenue target by 25%, in which case, the payment will be equal to 200% of the target bonus. If the actual revenue level achieved is less than 85% of the budgeted revenue target, the individual performance portion of the bonus will be equivalent to 0%.

Executive Bonus (excluding Sales Executives)

The Compensation Committee approved a formula for determining the bonus of all our other Named Executive Officers including Mr. Martin Kits van Heyningen, our President, Chief Executive Officer and Chairman of the Board, Mr. Patrick Spratt, our Chief Financial Officer, Mr. Robert Balog, our Senior Vice President, Engineering, and Mr. James Dodez, our Vice President, Marketing and Strategic Planning based 75% on corporate performance goals and 25% on individual performance goals. The portion of the bonus plan based on achieving corporate performance goals uses a sliding scale to determine bonus amounts based on the degree of achievement of the Company’s goal for growth in 2012 in (i) revenue and (ii) Adjusted EBITDA. The portion of the bonus based on individual performance for such executives is based solely on the discretion of the Compensation Committee.

The bonus payment for the corporate performance will be 100% for all such executives if the Company achieves budgeted targets for revenue and Adjusted EBITDA. The threshold for payment of the portion of the bonus for corporate performance is the Company’s achievement of 100% of the budgeted target for revenue and 85% of the Adjusted EBITDA budget and at this level of achievement, 50% of the target bonus for corporate performance will be earned. The maximum bonus payment for corporate performance will be awarded if the Company exceeds the internal revenue budget and the Adjusted EBITDA budget by 15% and 25%, respectively, in which case the payment will be 233% of the target bonus for corporate performance.

The Compensation Committee retained the discretion to make adjustments to any bonus calculation under the plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KVH INDUSTRIES, INC.

Date: March 29, 2012	By:	/S/ Martin A. Kits van Heyningen
Martin A. Kits van Heyningen President, Chief Executive Officer and Chairman of the Board of Directors